Exhibit 10.17
FORM OF EMPLOYMENT AGREEMENT
Secure Identity, LLC (the “Employer” and the Employer together with its parents, subsidiaries, and affiliated entities are referred to as the “Company”), and [NAME] (“Executive”) (collectively, the “Parties”) agree to enter into this EMPLOYMENT AGREEMENT dated as of [MONTH] [DAY], 20[__] (this “Agreement”) as follows:
1.Employment.
The Employer hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Employer, upon the terms and subject to the conditions set forth in this Agreement.
2.Term of Employment.
The period of Executive’s employment under this Agreement shall begin as of [MONTH] [DAY], 20[___] (or such other date as mutually agreed by the Parties) (the “Commencement Date”) and shall continue until terminated in accordance with Section 5 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the Commencement Date until the date Executive’s employment terminates for any reason. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be null and void if Executive fails to successfully complete, prior to the Commencement Date, (a) a background check with results acceptable to the Company and (b) the Company’s onboarding process. Further, Executive’s continued employment will be contingent on the successful completion of any background checks as required by the Company’s security requirements.
3.Duties and Responsibilities.
(a)The Company will initially employ Executive as its [POSITION] (as the responsibilities may evolve, Executive’s “Position”). In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such Position and such other duties as may be assigned to Executive from time to time by [____].
(b)Executive’s primary work location is the Company’s office in New York City, NY. Executive will be required to work in-person at such office in accordance with applicable Company policies, provided that Executive is required to travel as necessary to perform the duties of his Position.
(c)Executive agrees to faithfully serve the Company, devote Executive’s full working time, attention and energies to the business of the Company, and perform the duties under this Agreement to the best of Executive’s abilities. Executive may participate in other outside business, charitable and/or civic activities provided that such activities are not inconsistent with Executive’s duties under this Agreement and will not be disadvantageous to the Company.
(d)Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

Exhibit 10.17
4.Compensation and Benefits.

(a)Base Salary. During the Employment Term, the Employer shall pay Executive a base salary at the annual rate of $[SALARY] per year or such higher rate as may be determined from time to time by the Company in its sole and absolute discretion (“Base Salary”). Such Base Salary shall be paid in accordance with the Employer’s standard payroll practice for executives.
(b)Expense Reimbursement. The Employer shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Employer’s customary practices applicable to executives, provided that such expenses are incurred and accounted for in accordance with the Employer’s policy.
(c)Benefit Plans, Fringe Benefits and Vacations. During the Employment Term, Executive shall be eligible to participate in or receive benefits under any 401(k) savings plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to executives in accordance with the eligibility and other requirements of such plans and subject to the terms and conditions set forth in the plans and this Agreement.
(d)Discretionary Annual Bonus Policy. With respect to each completed fiscal year during the Employment Term, Executive shall be eligible to earn a discretionary annual bonus (“Annual Bonus”) under the then current annual bonus program or policy offered by the Company (“Bonus Policy”) in accordance with the terms and conditions of such Bonus Policy, prorated for any partial fiscal year of employment. Executive’s target bonus opportunity under the Bonus Policy shall be [PERCENTAGE (__%)] of Executive’s Base Salary [as in effect on the first day of the fiscal year to which the Annual Bonus relates]. The Compensation Committee of the Board Directors of Clear Secure, Inc. (the “Compensation Committee”) will determine the amount of the Annual Bonus payable to Executive with respect to a fiscal year, if any, in its sole and absolute discretion. The Compensation Committee may, but is not required to, take into account individual and Company performance. Notwithstanding any provision of the Bonus Policy to the contrary, Executive must remain continuously employed by the Employer through the date of payment of an Annual Bonus to earn such Annual Bonus. The Annual Bonus for a fiscal year, if any, will be paid in the fiscal year immediately following the end of the fiscal year to which the Annual Bonus relates, the specific time of which is determined by the Compensation Committee, but in no event will it be paid before the Compensation Committee approves annual bonuses for a fiscal year. Executive shall be eligible to participate in the Company’s discretionary executive stretch bonus opportunity, in accordance with the terms and conditions of such program, as approved by the Compensation Committee in its sole discretion.
(e)Equity Grants. Subject to Executive’s continued employment with the Employer, Executive will be eligible to be awarded annual equity grants pursuant to the Clear Secure, Inc. 2021 Omnibus Incentive Plan or any successor plan, subject to the discretion of the Company and approval of the Compensation Committee. Subject to approval by the Compensation Committee, and the execution by the Company or its delegates of the agreements granting equity awards, Executive’s initial annual equity award will have a grant date value of $[_____].

Exhibit 10.17
(f)[Sign-On Equity Award. Subject to Executive’s continued employment with the Employer, Executive will be eligible to be awarded a sign-on equity grant pursuant to the Clear Secure, Inc. 2021 Omnibus Incentive Plan or any successor plan, subject to the discretion of the Company and approval of the Compensation Committee. Subject to approval by the Compensation Committee, and the execution by the Company or its delegates of the agreements granting equity awards, Executive’s sign-on equity award will have a grant date value of $[_____].]1
5.Termination of Employment.
Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5. Upon the effective date of Executive’s termination for any reason, Executive will be deemed to have resigned, to the extent applicable, as an officer of the Company and as a fiduciary of any employee benefit plan of the Company, if applicable. In addition, Executive will be deemed to have relinquished any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Company. On or immediately following the effective date of any such termination of Executive’s employment, Executive will confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s) and relinquishment of authorities.
Upon termination, Executive (or Executive’s beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below.
(a)Death. Executive’s employment shall immediately terminate upon Executive’s death.
(b)Total Disability. The Employer may terminate Executive’s employment upon Executive becoming Totally Disabled. For purposes of this Agreement, the term “Totally Disabled” means Executive is unable to perform for a consecutive period of one hundred eighty (180) days, with or without reasonable accommodation, the full-time duties and responsibility of the Position the Executive was performing pursuant to Section 3 of this Agreement prior to the onset of any sickness, injury or disability. A determination of whether Executive is Totally Disabled shall be made by the Company in its sole discretion.
(c)Termination by the Employer for Cause. The Employer may terminate Executive’s employment for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean:

(i)indictment by federal or state authorities in respect of any crime that involves – in the good faith judgment of the Company – theft, dishonesty or breach of trust (but only to the extent it impacts the ability of Executive to perform the requirements of the Position, as permitted by applicable law);
(ii)conviction of any felony (but only to the extent it impacts the ability of Executive to perform the requirements of the Position, as permitted by applicable law);
(iii)commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony (but only to the extent it impacts the ability of Executive to perform the requirements of the Position, as permitted by applicable law);
1 To be included on a case-by-case basis as determined by the Compensation Committee in its sole discretion.

Exhibit 10.17
(iv)deliberate and repeated refusal to perform the customary employment duties reasonably related to Executive’s Position (other than as a result of vacation, sickness, illness or injury);
(v)in the good faith judgment of the Company, fraud or embezzlement of Company property or assets;
(vi)misconduct, moral turpitude, negligence or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that may, in the good faith judgment of the Company, have a material adverse effect on the Company; or
(vii)a breach or violation of any provision of this Agreement.
(d)Termination by the Employer without Cause. The Employer may terminate Executive’s employment without Cause at any time after providing written notice to Executive.
(e)Termination by Executive without Good Reason. Executive may terminate Executive’s employment under this Agreement after providing not less than thirty (30) days’ advance written notice to the Employer, provided that the Employer may decide in its discretion to accelerate Executive’s termination date to a date prior to the end of the notice period and such accelerated termination shall not be deemed to be a termination by the Employer without Cause.
(f)Termination by Executive with Good Reason. Executive may terminate Executive’s employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination by Executive within ninety (90) days of the initial existence of one of the conditions described below which occurs without Executive’s consent: (i) a material diminution in Executive’s Base Salary unless part of a general program that affects other similarly situated officers; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; (iv) a material change (more than fifty (50) miles) in the geographic location at which Executive must perform the services under this Agreement; or (v) any other action or inaction that constitutes a material breach of this Agreement by the Company. In order to terminate for Good Reason, Executive must provide notice to the Employer of the existence of the applicable condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Employer must be provided a period of sixty (60) days during which it may remedy the condition. To the extent the Employer timely remedies the condition, Executive may not terminate for Good Reason.
6.Compensation Following Termination of Employment.
Upon termination of Executive’s employment under this Agreement, Executive (or Executive’s designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:
(a)Earned but Unpaid Compensation, Expense Reimbursement. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, and any accrued but unpaid expenses required to be reimbursed under this Agreement.
(b)Other Compensation and Benefits. Except as may be provided under this Agreement,

Exhibit 10.17
(i)any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and
(ii)Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.
7.Additional Compensation Payable Following Termination Without Cause or by Executive for Good Reason.

(a)Requirements for Additional Compensation. In addition to the compensation set forth in Section 6 above, Executive will receive the additional compensation set forth in subsection (b) below, if the following requirements are met:
(i)Executive’s employment is terminated by the Employer without Cause pursuant to Section 5(d) or Executive terminates employment for Good Reason pursuant to Section 5(f);
(ii)Executive strictly abides by the restrictive covenants set forth in Section 8 below; and
(iii)Executive executes (and does not revoke) a separation agreement and release in favor of the Company in a form satisfactory to the Company on or after Executive’s employment termination date, within the time required by the Company (but in no event later than the 60 days following Executive’s termination of employment) (the “Release Requirement”).
(b)Additional Compensation. The Employer shall provide Executive with the following compensation and benefits:
(i)An amount equal to the Severance Amount (defined below), paid in installments in accordance with the Employer’s standard payroll practices over the number of weeks of Base Salary being paid as the Severance Amount following Executive’s termination of employment (the “Severance Period”); provided, that no installment of the Severance Amount shall be made until the sixtieth (60th) day after the date of Executive’s termination, and will include payment of any installment payments that were otherwise due prior thereto; plus
(ii)Subject to Executive's timely election of continuation coverage under COBRA, continued payment by the Employer of Executive's health insurance coverage during the Severance Period to the same extent that the Employer paid for such coverage immediately prior to the date of termination, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code, subject to the eligibility requirements and other terms and conditions of such insurance coverage. Such coverage may be treated as taxable compensation to Executive.

The “Severance Amount” is twenty-six (26) weeks of Base Salary if the termination event occurs after the Commencement Date and prior to the fifth (5th) anniversary of the Commencement Date Executive will receive no severance payment if the termination event occurs after the fifth (5th) anniversary of the Commencement Date.

Exhibit 10.17
For the avoidance of doubt, upon Executive’s termination of employment for any reason, the treatment of any outstanding equity awards, if any, granted under the Plan will be determined exclusively under the terms and conditions of the Plan and any applicable award documents.
8.Restrictive Covenants.

(a)Confidential Information/Competitive Business.

(i)Confidential Information and Trade Secrets. Executive agrees that during the course of employment with the Company, Executive will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. Confidential Information are items of information relating to the Company, its business, products, services, members, suppliers, vendors, business partners, and employees that are not generally known or available to the general public, but have been developed, compiled, or acquired by the Company at its great effort and expense. Confidential Information includes, but is not limited to:

(A)financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, capital structure, operating results, borrowing arrangements, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas;
(B)product and technical information, such as product formulations, new and innovative product ideas, investigations, new business development, know-how, improvements, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, data processing programs, program documentation, algorithms, software, software codes, source codes, object codes, computer models, and research and development projects, system customizations, program implementation plans, and other information and means used by the Company in the conduct of its business;
(C)customer information, such as the identity of the Company’s customers and product end users, their names and addresses, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers;
(D)vendor, supplier, sponsor, licensee, licensor, platform customer, and other business partner (“Business Partners”) information, such as the identity of the Company’s Business Partners, their names and addresses, the names of representatives of the Company’s Business Partners responsible for entering into contracts with the Company, the financial arrangements between the Company and such Business Partners, their specific needs and requirements, and leads and referrals to prospective Business Partners; and
(E)the identity and number of the Company’s other employees, their relative salaries, bonuses, benefits, qualifications and abilities obtained from the employee’s confidential personnel files;

Exhibit 10.17
all of which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Trade Secrets are items of Confidential Information that meet the requirements of applicable trade secret law. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.
(ii)Secrecy of Confidential Information and Trade Secrets Essential. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets. Executive acknowledges and agrees that the Company’s Confidential Information and Trade Secrets were developed, compiled and acquired by the Company over a considerable period of time and at its great effort and expense. Executive further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.
(b)Non-Disclosure of Confidential Information. Accordingly, Executive agrees, except as specifically required in the performance of Executive’s duties on behalf of the Company, Executive will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any of the Company’s Confidential Information and Trade Secrets; further Executive agrees to maintain Company’s Confidential Information and Trade Secrets in strict confidence and to use all commercially reasonable efforts to not allow any unauthorized access to, or disclosure of, the Company’s Confidential Information and Trade Secrets.

(i)Nothing in this Agreement or any other agreement Executive may sign or Company policy, prohibits, prevents, or otherwise limits Executive from (A) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Department of Justice, Commodities Futures Trading Commission, U.S. Congress, or an Inspector General), (B) filing a charge or complaint with any such governmental agency, or (C) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. Nothing in this Agreement prohibits, prevents, or otherwise limits Executive’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. To the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing herein prevents Executive from recovering any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Executive is also not required to notify or obtain permission from the Company when filing a

Exhibit 10.17
governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
(ii)Executive is also hereby provided notice that under the 2016 Defend Trade Secrets Act Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Executive’s attorney in relation to a lawsuit for retaliation bought by Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)Return of Material. Executive further agrees to deliver to the Company, immediately upon resignation or separation from the Company, or at any time the Company so requests, all of the following that may be in Executive’s possession or under Executive’s control:

(i)any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever, or otherwise relating to the Company’s business;
(ii)lists of the Company’s customers or leads or referrals to prospective customers;
(iii)any computer equipment, mobile phone, home office equipment, automobile or other business equipment or devices belonging to the Company which Executive may then possess or have under Executive’s control; and
(iv)all product formulations, algorithms, system designs, site maps, information processing methodologies, software, software coding methodologies, website functionality, information security processes, business methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, system customizations, program implementation plans and other information and means used by the Company in the conduct of its business.
For any equipment or devices owned by Executive on which proprietary information of the Company is stored or accessible, Executive shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. Employee expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose. Executive shall provide all passwords or access codes necessary to access electronic devices referenced in this Section 8(c).
(d)Non-Competition. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause Company great and irreparable harm. Therefore, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of twelve (12) months after employment with the Company ends, whether voluntarily or involuntarily, Executive shall not, directly or indirectly, own, manage, operate, control, or be employed in a capacity similar to the position(s) held by

Exhibit 10.17
Executive with the Company, by any company or entity engaged in such segment(s) of the Company’s Business for which Executive had responsibility or about which Executive had knowledge of or access to Confidential Information and Trade Secrets while employed by the Company. For purposes of this Agreement, the Company’s “Business” means the development, manufacture, sale, and distribution of biometric and digital identity verification services and systems, security and access related services and systems, and any current and future related products and services. In recognition of nature of the Company’s business, which includes the Business throughout the United States, and the broad and international scope of Executive’s responsibilities, this restriction shall apply throughout the United States, and in such other countries where the Company is operating and for or with respect to which Executive had responsibility or learned Confidential Information during the two (2) years prior to the end of Executive’s employment with the Company.
(e)Non-Solicitation of Customers. Executive acknowledges and agrees that solely by reason of employment by the Company, Executive has and will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers as set forth in Section 8(a) of this Agreement, and will have access to and the benefit of goodwill developed by the Company with its customers. Therefore, Executive covenants and agrees that that for so long as Executive is employed by the Company (except on behalf of the Company) and for a period of twelve (12) months after employment with the Company ends (whether such cessation of employment is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise), Executive shall not directly or through others, service or solicit customers or prospective customers of the Company for the purpose of providing any product or service that was provided (or that was contemplated to be provided) by the Company at the time of Executive’s separation from employment, and for which Executive had responsibility or knowledge of or access to Confidential Information and Trade Secrets while employed by the Company. This restriction shall apply only to those customers or prospective customers of the Company with whom Executive had contact or about whom Executive obtained Confidential Information or Trade Secrets during the twenty-four (24) months preceding Executive’s separation from employment with the Company. For the purposes of this Section, the term “contact” means interaction between Executive and the customer which takes place to further the business relationship, or making sales to or performing services for the customer on behalf of the Company. For purposes of this Section, the term “contact” with respect to a “prospective” customer means interaction between Executive and a potential customer of the Company which takes place to obtain the business of the potential customer on behalf of the Company.
(f)Non-Solicitation of Business Partners. Executive acknowledges and agrees that as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with Business Partners of the Company, Executive has and will come into contact with and acquire Confidential Information and Trade Secrets regarding Business Partners, and will develop relationships with those Business Partners. Accordingly, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of twelve (12) months after such employment ends (whether such cessation of employment is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise), Executive shall not, either on Executive’s own account or on behalf of any person, company, corporation, or other entity, directly or through others, solicit any Business Partner of the Company to or diminish its services to the Company. This restriction shall apply only to those Business Partners of the Company with whom Executive came into contact or about whom

Exhibit 10.17
Executive learned Confidential Information or Trade Secrets during the last two (2) years of Executive’s employment with the Company.
(g)Non-Solicitation of Employees. Executive acknowledges and agrees that solely as a result of employment with the Company, Executive has and will come into contact with and acquire confidential information regarding some, most, or all of the Company’s employees. Therefore, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of twelve (12) months after employment with the Company ends, whether voluntarily or involuntarily, Executive shall not, either on Executive’s own account or on behalf of any person, firm, or business entity, recruit, solicit, interfere with, or endeavor to cause any employee of the Company with whom Executive came into contact or about whom Executive obtained confidential information, to leave employment with the Company, or to work in a capacity that is competitive with the Company, or to work in a capacity that is similar to the capacity in which the employee was employed by the Company. This restriction shall apply only to those employees, contractors, and consultants of the Company with whom Executive came into contact or about whom Executive learned Confidential Information or Trade Secrets during the last two (2) years of Executive’s employment with the Company.
(h)Intellectual Property. Executive hereby acknowledges and agrees that the Company shall own all right, title and interest in and to any and all materials, including without limitation, all original works of authorship, developments, concepts, improvements, formulas, algorithms, software, passwords, encryption keys, technology applications or trade secrets, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed, during the Employment Term and that (i) relate to the Company’s business, (ii) result from any work performed for the Company, or (iii) result from any use of the Company’s equipment, supplies, facilities or confidential information (collectively referred to as the “Works”). Executive further acknowledges that all Works that are protectable are “works made for hire” as that term is defined in the United States Copyright Act. If for any reason any portion of the Works does not qualify as works made for hire, then Executive hereby transfers and assigns to the Company, and agrees to transfer and assign to the Company, all right, title and interest in and to the Works, including any copyright.
(i)Without limiting the foregoing, all Source Code (defined below) comprised in or related to the Works shall be adequately documented and in the form Executive provides to the Company shall be readable and useable by a trained computer programmer of reasonable competence and skill (and, if any portion of the Source Code is encrypted, Executive shall also provide the applicable decryption tools and decryption keys). “Source Code” means, with respect to a software application, computer software code and any associated documentation in human-readable form in any programming language form or medium, and all related specifications, compiler command files, build scripts, scripts relating to the operation and maintenance of a software application, object libraries, comments, data files and structures, application programming interfaces, graphic user interfaces, include files, macros, programming tools, internal development tools, flowcharts and logic diagrams, and all third party tools and related documentation necessary or useful to build or operate such software application, in each case which is usable by a person possessing reasonable skill and expertise in computer software and information technology to build, configure, load and operate the object code of such software application and to maintain, support and effectively use such software application.

Exhibit 10.17
(ii)Executive shall inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by the Executive or in which the Executive has an interest prior to, or separate from, Executive’s employment with the Company (“Prior Inventions”) into any Works or otherwise utilizing any such Prior Invention in the course of Executive’s employment with the Company, and Executive hereby grants to the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with any of the Works. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Works without the Company’s prior written permission. Attached hereto as Exhibit A is a list describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions. Furthermore, the Executive represents and warrants that if any Prior Inventions are included on Exhibit A, they will not materially affect Executive’s ability to perform all obligations under this Agreement.
(iii)Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way, to secure the Company’s rights in the Works and any copyrights or other intellectual property rights, including the disclosure to the Company of all pertinent information and data with respect to the Works, the execution of all applications, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights.
(iv)This invention assignment obligation shall not apply to an invention that Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facility, or Confidential Information except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
(i)Exclusivity. Executive agrees that for so long as Executive is employed by the Company, Executive shall devote all of Executive’s professional time and activity to the service of the Company. In order to protect the Company’s Confidential Information and Trade Secrets, Executive agrees that, while employed by the Company, Executive shall not become employed by or involved in any way whatsoever, directly or indirectly, with any company, business or person that competes with the Company in any way whatsoever, directly or indirectly.
(j)Non-Disparagement. Executive covenants and agrees that during the course of Executive’s employment by the Company and at any time thereafter, Executive shall not, directly or indirectly, in public or private, make malicious false or disparaging statements about the Company, its products or services, or any of its officers, directors, employees, or agents; nor shall Executive assist any other person, firm or Company in so doing.

Exhibit 10.17
(k)Conflict of Interest. Executive may not use Executive’s position at the Company, or knowledge of any of the Company’s Confidential Information or Trade Secrets, or any of the Company’s assets, for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Company is strictly prohibited.
9.Enforcement of Covenants.

(a)Enforcement. Executive agrees that in the event that the Company determines that Executive has breached any of the covenants set forth in Section 8 above during his employment, the Company shall have the right to terminate his employment for Cause. In addition, Executive agrees that if the Company determines that he has breached any of the covenants set forth in Section 8 at any time, the Company shall have the right to discontinue any or all remaining benefits payable pursuant to Section 7 above, as applicable. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive and the separation agreement and release set forth in Section 7(a)(iii) shall remain in full force and effect.
(b)Right to Injunction. Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and any breach of the covenants set forth in Section 8 above will cause irreparable and continuing harm to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, the Parties agree that the Company shall be entitled to injunctions, whether temporary, preliminary or permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction. In addition, in the event of any breach or anticipatory breach of this Agreement by Executive, any grant of temporary, preliminary, or permanent injunctive relief against Executive, or Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Company to enforce the covenants (whether by temporary, preliminary, or permanent injunction, or to defend against Executive’s claims of declaratory judgement) set forth in Section 8.
(c)Separability of Covenants. The covenants contained in Section 8 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia and the Commonwealth of Puerto Rico, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any individual covenant set forth in Section 8 is not permitted by applicable law, then Executive and the Company agree that such provision shall and is hereby reformed to the maximum time, geographic, or occupational limitations permitted by state and local laws. In the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 8. To the extent that the restrictive covenants in this

Exhibit 10.17
Agreement are modified or invalidated under applicable law, the remaining parts of this Agreement shall remain enforceable (as modified, if applicable) and in full force and effect.
10.Executive Representations.
Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment with the Employer will not violate, any non-competition, non-solicitation or other covenant or agreement by which Executive is or may be bound; (c) in connection with Executive’s employment with the Employer, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s services with any prior employer; (d) Executive is eligible to work in the United States; and (e) Executive has consulted with counsel whether to enter into this Agreement.
11.Withholding of Taxes.
The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
12.No Claim Against Assets.
Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company.
13.Successors and Assignment.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 13 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.
14.Entire Agreement; Amendment.
This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company relating to the terms of Executive’s employment. It may not be amended except by a written agreement signed by both Parties.
15.Governing Law.
(a)This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

Exhibit 10.17
(b)Except as specifically provided by applicable law, the Parties agree that any dispute between them, or any controversy or claim arising out of or relating to this Agreement, shall be submitted to and resolved the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules and Mediation Procedures, or AAA’s then current rules for the arbitration of employment disputes, to the fullest extent allowed by law. Such arbitration shall take place in New York, New York. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitration provisions contained in this Section 15 shall not prevent Employer from seeking or obtaining temporary or preliminary injunctive relief from a court of competent jurisdiction, pending a decision on the merits by the arbitrator(s). Notwithstanding subsection 15(a), this arbitration provision shall be governed by the Federal Arbitration Act.
(c)Any claim not subject to arbitration and any application for temporary or preliminary injunctive relief shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the State and County of New York, and the Parties agree to the personal jurisdiction thereof.
(d)Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such arbitration or proceeding for temporary or preliminary injunctive relief and any claim that any such arbitration or proceeding has been brought in an inconvenient forum. The Parties recognize that, if any dispute or controversy arising from or relating to this Agreement is submitted for adjudication to any arbitration forum or court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.
16.Section 409A.
(a)Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

Exhibit 10.17
(c)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(e)Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
17.Limitation on Payments.

(a)In the event that any payments and other benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code”), and (y) but for this Section 17, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance benefits payable under this Agreement or otherwise will be either:
(i)delivered in full, or
(ii)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,
(iii)whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Exhibit 10.17
(b)If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments not subject to Code Section 409A and then reduction of cash payments subject to Code Section 409A; (ii) cancellation of accelerated vesting of equity awards (by cutting back performance-based awards first and then time-based awards, based on reverse order of vesting dates (rather than grant dates)), if applicable; and (iii) reduction of employee benefits.
(c)Unless the Company and Executive otherwise agree in writing, any determination required under this Section 17 will be made in writing by the Company’s independent public accountants or by such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 17, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 17.
18.Notices.
Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:
To the Company:

85 10th Avenue, 9th Floor
New York, NY 10011
Attention: General Counsel

To Executive:

[insert address]

19.Recoupment.
To the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which equity of the Company is listed or quoted, or if so required pursuant to a written policy adopted by the Company, any compensation paid to Executive by the Company shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements are deemed incorporated by reference into this Agreement). Executive acknowledges and agrees that compensation payable pursuant to this Agreement or otherwise is subject to any clawback policies approved by the Compensation Committee from time to time and is subject to clawback, forfeiture and reduction to the extent determined necessary to comply with applicable law and/or policies of the Company.

Exhibit 10.17
20.Miscellaneous.

(a)Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver by the Company or by Executive must be in writing and signed by either Executive, if Executive is seeking to waive any of Executive’s rights under this Agreement, or by the CEO, if the Company is seeking to waive any of its rights under this Agreement.
(b)Modification. No modification of this Agreement shall be valid unless made in a writing signed by both parties hereto, wherein specific reference is made to this Agreement, except as provided in subsection 9(c) above.
(c)Separability. Subject to Section 9(c) above, if any term or provision of this Agreement above is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
(d)Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
(e)Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any Party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted.
(f)Counterparts. This Agreement may be executed via electronic signature and in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

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Exhibit 10.17
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year set forth below.

SECURE IDENTITY, LLC By: Title: Date:	[NAME] Date: Address: